UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2013
T-MOBILE US, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

12920 SE 38th Street
Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000
(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On October 24, 2013, René Obermann tendered his resignation as a director of T-Mobile US, Inc. (the “Company”), with such resignation to be effective as of November 15, 2013. Mr. Obermann’s resignation was not as a result of any disagreement with the Company. Mr. Obermann was elected to the Company’s Board of Directors (the “Board”) as a designee of Deutsche Telekom AG (“Deutsche Telekom”), the Company’s majority stockholder, pursuant to Deutsche Telekom’s rights under the Company’s certificate of incorporation and a Stockholder’s Agreement entered into as of April 30, 2013. It is anticipated that Deutsche Telekom will designate another candidate to be appointed by the Board to fill the vacancy resulting from Mr. Obermann’s resignation on the Board during the fourth quarter of 2013.

(e)    On October 23, 2013 the Compensation Committee (the “Committee”) of the Board approved amendments (the “Amendments”) to the T-Mobile USA, Inc. 2003 Executive Continuity Bonus Plan as Amended and Restated Effective December 11, 2009 (renamed the T-Mobile US, Inc. Executive Continuity Plan and referred to herein as the “Plan”). The Amendments are effective as of January 1, 2014.

Pursuant to the Amendments, the Plan, which by its terms would have expired on December 31, 2013, will continue in effect until it is terminated by the Board or the Committee (the “Plan Administrator”), provided that the Plan may not be terminated or amended in a manner that adversely affects the rights of participants within the applicable protection period following a change in control. The protection period is 24 months for a participant who is an executive vice president or above or 12 months for other participants (a “Protection Period”). A participant is an employee selected by the Plan Administrator who has entered into a participation agreement and is employed as a vice president or above within 120 days before a change in control. The term “change in control” is as defined in the Company’s 2013 Omnibus Incentive Plan.

Pursuant to the Plan, participants who are terminated within the applicable Protection Period following a change in control by the Company without cause or by the participant as result of a constructive termination or for good reason are entitled to receive a severance payment equal to the participant’s severance payment multiplier multiplied by the participant’s base salary plus the greater of the participant’s target annual bonus percentage at the time of termination or immediately prior to the change in control. The severance payment multiplier is two for participants at the executive vice president level or above and one for other participants. The term “cause” is as defined in the Plan, and the terms “constructive termination” and “good reason” are as defined in the participant’s offer letter or employment agreement or, if there is no such definition, as defined in the Plan.

The severance payments pursuant to the Plan will be reduced by any cash severance payments otherwise required to be provided to a participant pursuant to any other severance plan or agreement, except that any rights or payments pursuant to the Company’s 2013 Omnibus Incentive Plan and 2011 Long-Term Incentive Plan or any other long term incentive plan or bonus plan will not reduce any cash severance payments under the Plan.

The description of the Plan above is qualified in its entirety by reference to the copy of the full text of the Plan, which is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	T-Mobile US, Inc. Executive Continuity Plan as Amended and Restated Effective as of January 1, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

October 25, 2013	/s/ J. Braxton Carter
J. Braxton Carter Executive Vice President and Chief Financial Officer